Exhibit 99.1

FTS INTERNATIONAL REPORTS THIRD QUARTER FINANCIAL AND OPERATIONAL RESULTS

October 29, 2018

FORT WORTH, TEXAS — (BUSINESS WIRE) — FTS International, Inc. (NYSE: FTSI) (the “Company” or “FTSI”) today reported its financial and operational results for the third quarter of 2018.

Michael Doss, FTSI’s Chief Executive Officer, commented “The third quarter was a challenging quarter causing us to reduce fleets for the first time in over two years; however, profitability remains strong and we continue to generate free cash flow and reduce debt levels.”

Third Quarter 2018 Compared to the Second Quarter 2018

•                  Revenue was $334.4 million, down from $493.3 million

•                  Net income was $49.6 million, down from $103.6 million

•                  Reported adjusted EBITDA was $85.0 million, down from $141.3 million

•                  Adjusted EBITDA, excluding a supply commitment charge of $10 million, was $95.0 million or $17.4 million per fleet on an annualized basis

•                  Repaid $70 million of debt in the third quarter and an additional $20 million subsequent to the end of the quarter

Operational Update

FTSI experienced continued operational pressure in the third quarter 2018 due to earlier than anticipated budget exhaustions by some of its dedicated customers. This softer demand led FTSI to more actively compete for work in the spot market and to stack fleets during the third quarter 2018. The Company exited the third quarter 2018 with 19 active fleets.

Average active fleets during the third quarter 2018 were 21.8, down from 28.0 in the second quarter 2018.

FTSI completed 6,991 stages during the third quarter 2018, or 321 stages per active fleet. This compares to 9,356 stages in the second quarter 2018, or 334 stages per active fleet. Lower average active fleets during the quarter, coupled with lower efficiencies due to less exposure to the Marcellus/Utica contributed to the decline in profitability.

“As we look ahead, activity levels are starting to stabilize. Our plan, based on feedback from some major customers, is to reactivate a number of fleets in the first quarter of 2019 and we will ensure that neither the equipment, labor, nor capital will be a limiting factor on the speed of our re-deployments. With our in-house manufacturing and refurbishing capabilities, we are well positioned to reactivate fleets rapidly, which we believe is a key competitive advantage that allows us to maximize returns even in short cycles,” commented Doss.

Liquidity and Capital Resources

Capital expenditures were $18.6 million in the third quarter 2018 and $84.9 million year to date. The Company reaffirms its estimate that total capital expenditures in 2018 will be approximately $110 million.

During the third quarter, the Company repaid $70 million of the outstanding principal balance on its term loan due 2021 to bring total long-term debt outstanding to $559.5 million as of September 30, 2018. Subsequent to September 30, FTSI repaid an additional $20 million. FTSI will continue to evaluate the appropriate use of excess cash as the fourth quarter unfolds.

At September 30, 2018, FTSI had $167.2 million of cash. During the third quarter 2018, the Company had no borrowings outstanding under its revolving credit facility. The Company’s net debt was $392.3 million at September 30, 2018. At November 1, 2018, the date the Company’s borrowing base under the revolving credit facility is to be recalculated, the availability under the Company’s revolving credit facility will be $163.6 million.

Supply Commitment Charge

The Company recorded supply commitment charges related to supply contracts for sand entered into in 2014 and prior. During the third quarter and the first nine months of 2018, the Company recorded $10.0 million and $16.0 million, respectively. These charges relate to both actual purchase shortfalls incurred and forecasted purchase shortfalls that are expected to be incurred and settled in future periods. Approximately $10 million of the Company’s 2018 supply commitment charges relate to estimated losses under these contracts for 2019. These purchase shortfalls are due to a portion of FTSI’s customers choosing to provide their own proppant, purchase sand from sand mines closer to their operating areas, as well as increased FTSI purchase commitments in 2019.

Conference Call & Webcast

FTSI will hold a conference call that will also be webcast on its website on Tuesday, October 30, 2018 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the results. Presenting the Company’s results will be Michael Doss, Chief Executive Officer, Buddy Petersen, Chief Operating Officer and Lance Turner, Chief Financial Officer.

Please see below for instructions on how to access the conference call and webcast. If you intend to ask a question in the Q&A portion of the call, please join by phone.

By Phone:                                 Dial (212) 231-2939 at least 10 minutes before the call. A replay will be available through November 20 by dialing (402) 977-9140 and using the conference ID 21897107#.

By Webcast:                    Connect to the webcast via the Events page of FTSI’s website at www.FTSI.com/news/events. Please join the webcast at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

About FTS International, Inc.

Headquartered in Fort Worth, Texas, FTS International is one of the largest providers of hydraulic fracturing services in North America with an operating footprint consisting of five of the most active major unconventional basins in the United States. The Company’s services enhance hydrocarbon flow from oil and natural gas wells drilled by exploration and production, or E&P, companies in shale and other unconventional resource formations. To learn more, visit www.FTSI.com.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure that FTSI defines as earnings before interest; income taxes; and depreciation and amortization, as well as, the following items, if applicable: gain or loss on disposal of assets; debt extinguishment gains or losses; inventory write-downs, asset and goodwill impairments; gain on insurance recoveries; acquisition earn-out adjustments; stock-based compensation; and acquisition or disposition transaction costs. Adjusted EBITDA, excluding a supply commitment charge, is a non-GAAP measure that further adjusts Adjusted EBITDA to exclude a supply commitment charge. The most comparable financial measure to Adjusted EBITDA and Adjusted EBITDA, excluding a supply commitment charge, under GAAP is net income or loss. Adjusted EBITDA and Adjusted EBITDA, excluding a supply commitment charge, are used by management to evaluate the operating performance of the business for comparable periods and Adjusted EBITDA is a metric used for management incentive compensation. Adjusted EBITDA and Adjusted EBITDA, excluding a supply commitment charge, should not be used by investors or others as the sole basis for formulating investment decisions, as it excludes a number of important items. The Company believes Adjusted EBITDA and Adjusted EBITDA, excluding a supply commitment charge, are important indicators of operating performance because they exclude the effects of its capital structure and certain non-cash items from its operating results. Adjusted EBITDA is also commonly used by investors in the oilfield services industry to measure a company’s operating performance, although FTSI’s definition of Adjusted EBITDA may differ from other industry peer companies.

Net debt is a non-GAAP financial measure that FTSI defines as total long-term debt less cash and cash equivalents. The most comparable financial measure to net debt under GAAP is long-term debt. Net debt is used by management as a measure of our financial leverage. Net debt should not be used by investors or others as the sole basis in formulating investment decisions as it does not represent the Company’s actual indebtedness.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding customer activity in 2018 and 2019, the re-activation of fleets in 2019 and estimated losses relating to supply purchase commitments in 2018 and 2019 and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods. Forward-looking statements are based on FTSI’s current expectations and assumptions regarding capital market conditions, FTSI’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, FTSI’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, FTSI’s competitive environment, future customer demand, future customer sand preferences, the legal defenses available to us, and the outcome of our ongoing vendor discussions. Any forward-looking statement made in this press release speaks only as of the date on which it is made. FTSI undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in FTSI’s filings with the SEC. The risk factors and other factors noted in FTSI’s filings with the SEC could cause the Company’s actual results to differ materially from those contained in any forward-looking statement.

Consolidated Statements of Operations (unaudited)

	Three Months Ended			Nine Months Ended
(In millions, except per share amounts)	Sep. 30, 2018	Jun. 30, 2018	Sep. 30, 2017	Sep. 30, 2018	Sep. 30, 2017

Revenue
Revenue	$324.7	$456.7	$409.8	$1,206.5	$906.1
Revenue from related parties	9.7	36.6	39.2	88.7	101.3
Total revenue	334.4	493.3	449.0	1,295.2	1,007.4

Operating expenses
Costs of revenue	222.2	329.4	298.8	863.8	709.9
Selling, general and administrative	19.7	20.8	21.7	66.3	62.0
Depreciation and amortization	21.1	20.7	22.1	62.4	65.2
Impairments and other charges	10.0	4.0	0.1	16.0	1.4
(Gain) loss on disposal of assets, net	(0.1)	(0.2)	(0.8)	0.2	(1.6)
Gain on insurance recoveries	—	—	—	—	(2.9)
Total operating expenses	272.9	374.7	341.9	1,008.7	834.0

Operating income	61.5	118.6	107.1	286.5	173.4

Interest expense, net	(10.4)	(12.1)	(22.1)	(39.9)	(64.8)
Loss on extinguishment of debt, net	(0.6)	(0.8)	—	(10.7)	—
Equity in net (loss) income of joint venture affiliate	(0.7)	(1.2)	(1.0)	(1.9)	0.1

Income before income taxes	49.8	104.5	84.0	234.0	108.7
Income tax expense	0.2	0.9	0.4	2.1	0.9

Net income	$49.6	$103.6	$83.6	$231.9	$107.8

Net income (loss) attributable to common stockholders (a)	$49.6	$103.6	$25.1	$655.1	$(56.8)

Basic and diluted earnings (loss) per share attributable to common stockholders	$0.45	$0.95	$0.48	$6.40	$(1.10)

Shares used in computing basic and diluted earnings (loss) per share	109.3	109.3	51.8	102.4	51.8

(a)         Net loss attributable to common stockholders for 2017, was calculated by subtracting an accreted value attributable to FTSI’s convertible preferred stock from net income or loss. The accretion amount was $58.5 million and $164.6 million for the three and nine month periods ended September 30, 2017, respectively. Net income attributable to common stockholders for the first nine months of 2018 included a $423.2 million reversal of accretion expense previously recognized upon the conversion of FTSI’s convertible preferred stock into shares of common stock in February 2018.

Consolidated Balance Sheets (unaudited)

	Sep. 30,	Dec. 31,
(In millions)	2018	2017

ASSETS
Current assets
Cash and cash equivalents	$167.2	$208.1
Accounts receivable, net	215.0	231.1
Accounts receivable from related parties	7.4	3.0
Inventories	67.5	44.5
Prepaid expenses and other current assets	7.7	19.9
Total current assets	464.8	506.6

Property, plant, and equipment, net	284.8	270.9
Intangible assets, net	29.5	29.5
Investment in joint venture affiliate	19.7	21.0
Other assets	7.2	3.0
Total assets	$806.0	$831.0

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$119.7	$138.3
Accrued expenses and other current liabilities	50.9	44.4
Total current liabilities	170.6	182.7

Long-term debt	559.5	1,116.4
Other liabilities	1.3	0.4
Total liabilities	731.4	1,299.5

Series A convertible preferred stock (a)	—	349.8

Stockholders’ equity (deficit)
Common stock	36.4	35.9
Additional paid-in capital	4,372.6	3,712.1
Accumulated deficit	(4,334.4)	(4,566.3)
Total stockholders’ equity (deficit)	74.6	(818.3)
Total liabilities and stockholders’ equity (deficit)	$806.0	$831.0

(a)         Recapitalized to common stock directly prior to FTSI’s initial public offering. See FTSI’s SEC filings located on the Company’s website (www.FTSI.com) or the SEC’s website (www.SEC.gov) for details on this recapitalization.

Reconciliation of Net Income to Adjusted EBITDA

	Three Months Ended			Nine Months Ended
(In millions except average active fleets)	Sep. 30, 2018	Jun. 30, 2018	Sep. 30, 2017	Sep. 30, 2018	Sep. 30, 2017
Net income	$49.6	$103.6	$83.6	$231.9	$107.8
Interest expense, net	10.4	12.1	22.1	39.9	64.8
Income tax expense	0.2	0.9	0.4	2.1	0.9
Depreciation and amortization	21.1	20.7	22.1	62.4	65.2
(Gain) loss on disposal of assets, net	(0.1)	(0.2)	(0.8)	0.2	(1.6)
Loss on extinguishment of debt, net	0.6	0.8	—	10.7	—
Stock-based compensation	3.2	3.4	—	8.2	—
Gain on insurance recoveries	—	—	—	—	(2.9)
Adjusted EBITDA	85.0	141.3	127.4	355.4	234.2

Add: Supply Commitment Charge	10.0	4.0	—	16.0	1.0
Adjusted EBITDA, Excluding Supply Commitment Charge	95.0	145.3	127.4	371.4	235.2

Average Active Fleets	21.8	28.0	24.8	25.8	22.4
Annualized Adjusted EBITDA, Excluding Supply Commitment Charge, Per Fleet	$17.4	$20.8	$20.5	$19.2	$14.0

Reconciliation of Long-term Debt to Net Debt

	Sep. 30,	Jun. 30,	Dec. 31,
(In millions)	2018	2018	2017

Long-term debt	$559.5	$628.5	$1,116.4
Less: Cash and cash equivalents	167.2	126.3	208.1
Net debt	$392.3	$502.2	$908.3